UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2018

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

(888) 982-1628
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Sugarmade Inc., a Delaware corporation (the “Company”) makes the following disclosures pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934, generally referred to as Regulation FD Disclosure.

On October 15, 2018, the Company signed a Letter of Intent (the “LOI” or the “Agreement) to acquire Sky Unlimited, LLC doing business as Athena United (“Sky Unlimited”), a Southern California-based, supplier of hydroponic cultivation supplies to the wholesale sector and to large commercial cultivators. Athena United operates its ecommerce website at www.AthenaUnited.com. Under the terms of the Agreement, which contains both binding and non-binding elements, Sugarmade will acquire all of the outstanding capital stock and the business operations for a combination of cash and common shares of Sugarmade. Athena United, and its associated operations, is believed to be one of the larger operators in this market sector and is producing revenues of approximately $40 million per year, is profitable, and cash flow positive. Should the Company be successful in its acquisition efforts, the operation would be integrated under the Sugarmade corporate umbrella with Sugarmade assuming all operations and recognizing all revenues and profits.

The terms of the LOI call for the payment by the Company of Ten million common shares of Sugarmade, which will immediately vest as a non-refundable fee, to the owners of Sky Unlimited. These shares will be subject to normal sales and registration restrictions imposed by the financial industry and governmental agencies. In exchange for this non-refundable compensation, Sky Unlimited agrees to a non-shop and due diligence period not to exceed 180 days.

It is contemplated that Sky Unlimited will be compensated with cash and Sugarmade shares having a total value equaling one times annualized revenues realized by Sky Unlimited during 2018. At the projected $40,000,000 revenue realization for Sky Unlimited during 2018, it is contemplated that Sky Unlimited will be paid a total of $8,000,000 in cash and 32 million Sugarmade common shares, as follows:

1) Ten million shares upon the signing of the Letter of Intent. These shares will vest immediately, will be non-refundable, and will be subject to normal registration and resale provisions,

2) At closing and upon the completion of a successful audit of up to 2 calendar year’s financial, the Company will pay Sky Unlimited, 210,000,000 common shares,

3) Also, at closing. the Company will pay the owners a maximum value of 20% of the transaction value in cash, which is initially contemplated to be Eight Million Dollars ($8,000,000) or will allow Sky Unlimited to exercise an option to convert a portion of the cash payment, or the entire cash payment, into common shares at a price of $0.10 per share.

4) Revenue Tested Share Issuances. The Agreement also outlines specific incentives that are contemplated allowing Sky Unlimited to gain additional Company shares based on surpassing the specific $40 million annualized revenue goal and conversely to receive a smaller payment in Company shares should the revenue target not be reached. It is expected the specifics of these incentives will be fully outlined in the definitive agreement.

Management of Sugarmade and its board of directors believe the acquisition, if completed, will be highly accretive to common shareholder value and will significantly strengthen the Company’s position in the fast-growing hydroponic cultivation and supply market sector, thus making Sugarmade one of the largest publically traded suppliers to this marketplace.

While Sugarmade has not agreed upon terms for other formal proposals for acquisitions, other than for Sky Unlimited, the Company has entered talks with several other suppliers of hydroponic cultivation supplies, which represent and additional cumulative annual revenues of more than $50 million annually. All of these companies are also profitable and if acquired, would also be highly accretive to the Company’s earnings. While formal discussions continue, it is not known at this time if such discussions will result in formal proposals for acquisition.

Sugarmade’s overall goal relative to its recently discussed acquisition strategy is to accelerate growth, while expanding the breadth of its distribution channels. Sugarmade believes acquiring the two or more of its targeted companies will enable the Company to cover all three of the most important distribution sectors within the fast-growing hydroponic cultivation sector, 1) online and e-commerce, 2) the wholesale market, which services brick and mortar retailers, and 3) large-scale commercial cultivation operations. Management believes these acquisitions will not only afford opportunities to meaningfully accelerate top-line revenue growth, but will also provide significant cost synergies relative to manufacturing, purchasing, international transport, warehousing, and shipment to end commercial accounts and consumers.

FORWARD-LOOKING STATEMENTS: This filing contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. At this time there are no assurances the Company’s acquisition efforts will be successful.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: October 16, 2018	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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